Grupo Zorro

Do you know how complicated taxes, insurance, and state regulations can be? Imagine dealing with them without speaking English. We help the Hispanic community with personal, professional, and administrative needs to better assimilate and succeed.

Invest

$99 minimum investment

DEADLINE: December 6, 2024

in 2 months

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$100

TOTAL RAISED THIS ROUND

$100

VALUATION THIS ROUND

$17,772,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Para traducir al español, haga clic derecho, elija "Traducir al inglés", elija "Elegir otro idioma", luego elija "Español".

We help the Hispanic community stay up to date and in compliance with tax, insurance and business matters, allowing it to grow and achieve the admiration and respect that such a hard-working community deserves.

Zorro was founded to give the ever increasing number of Hispanics in Jacksonville a place to do their annual tax preparation in Spanish with personnel trained in US tax preparation. The trust garnered with tax preparation led those early customers to ask if we could also offer additional professional services such as auto insurance and more.

Today, we are **trained**, **credentialed** and **knowledgeable** in the services that we offer and help our clients comply with US laws while making them comfortable with the process by understanding their culture and speaking their language. Our single office in Jacksonville has prepared nearly 1000 tax returns during 2024 so far, and currently has nearly 500 active insurance policies on the books.



Para traducir al español, reproduzca el video, active los subtítulos eligiendo “CC”, luego elija “Configuración”, “Subtítulos/CC”, “Traducción automática” y elija “Español”.

SUCCESS TO DATE

- **16 years** of experience dating back to our first subsidiary.
- Start-up **capital raised** through a Private Placement.
- Those shares repurchased in private transactions from **63% of the investors for at least a 133% gain**.
- Current **profitability**.
- Recognized as an **IRS Certified Acceptance Agent** in 2017.

PROBLEM

Between 2010 and 2020, Florida's total population grew from 18.8 million to 21.5 million, an increase of 14.6%. During the same period, the state's Latino population grew from 4.2 million to 5.7 million, an increase of 34.9%. During the Pandemic and after, Florida has been the fastest growing state in the country. More and more Hispanics are coming in need of tax preparation, auto insurance and assistance with starting businesses. **Our single location cannot keep up with the current demand within the immediate area surrounding the office. We are also missing out on potential clients that are not in the immediate area.**

SOLUTION

We plan to open three more offices as soon as possible and have a longer term plan to have 50 offices operating by the end of 2030.


Publication 505
Contents
Form 433-A (OIC)
Collection Information Statement for Wage Earners and Self-Employed Individuals
Personal and Household Information
Employment Information for Wage Earners

BUSINESS MODEL

The process typically starts with a customer wanting help to start their own business. We explain the different structures and how taxation works for each. For a fee, we assist them in registering the company with the state. Upon state approval, we help them obtain an EIN from the IRS.

Many of these clients work in construction. Florida state law mandates that if even one person is working on a construction site, they must have Workers Compensation Insurance, which we sell. The premium for these policies is based on the expected payroll for the coming 12 months. We also sell Payroll Services. The state requires that the policy be audited at the end of the term, and we assist with the audit for a fee.

Since we run the payroll, the owners often recommend that employees do their taxes with us at the end of the year. Some of these employees eventually decide to open their own businesses, and the process repeats.

How we make money:

- New Business Creation
- Commercial Insurance
  – General Liability
  – Workers Compensation
  – Commercial Auto
- Payroll
- Business Tax Preparation
- Bookkeeping
- WC Audit Coordination
- Personal Tax Preparation
- Personal Auto
- Notary Services

MARKET

According to The Florida Legislature, since April 1, 2020, the top five cities that have added the most population were: Jacksonville, Port St. Lucie, Miami, Tampa, and Orlando. Furthermore, **Florida's Hispanic population grew at a faster rate** than total population (34.9% as compared to 14.6%) between 2010 and 2020. The percent of the population that was Hispanic or Latino increased in most counties of the state.

According to a 2021 Kantar report, **88% of US Hispanics appreciate businesses that speak Spanish to them**. A 2022 Numerator report found that 4 in 5 Hispanic households prefer brands that speak their first language.

The February 2024 Current Population Survey (CPS), collected by the Census Bureau, shows that **15.5 percent of the U.S. population is now foreign-born** — the largest share on record. The 51.4 million foreign-born residents now living in the U.S. is a new record high in American history. As of 2022, the Hispanic population of Jacksonville, Florida is 161,000 people, or 9.99% of the city's total population. The Hispanic community in Jacksonville has been growing by about 5% annually and is a major driver of the area's overall growth. The five-county Jacksonville metro area has seen a **76.4% increase in its Hispanic population** since 2010.

TEAM



Robert D. Krott

Founder-CEO

Robert is a 17 year veteran of the retail brokerage and investment industry. He began his career in a boutique investment banking firm in Pittsburgh, Pennsylvania. Two years later he relocated to Florida where he successfully managed his financial planning practice for over 15 years. Robert has a Master of Laws, International Taxation degree from St. Thomas University in Florida and has been a Chartered Trust and Estate Planner. He has held the FINRA series 4, 7, 8, 63 and 65 licenses and is insurance licensed in the state of Florida. He is fluent in Spanish. Robert has also served as an adjunct professor for Colorado Technical University Online. He taught Principles of Financial Management and International Finance and Money and Capital Markets on a rotating basis.

Robert is responsible for managing day to day operations and strategic planning.



M. Anabel Krott

Director

Anabel is a Licensed Clinical Social Worker(Retired) with over 30 years of experience in her field. She has dealt extensively with working-class clientele throughout her career, which has included foster-care, short and long-term treatment centers and insurance companies. In 2001, Anabel opened her private practice which specialized in providing mental health and education services to Spanish-language clients. She sold the practice in 2007. Anabel was born and raised in Guatemala City, Guatemala where she lived until graduating high-school. She has a Bachelor's degree in Social Work from Bethany College and a Master's degree in Social Work from the University of Pittsburgh with a concentration in Industrial Social Work. She is the founder of the Hispanic Association of Professionals in Social Services Fields and has been a member of the Jacksonville Mayor's Hispanic Advisory Board.



Mark Yegge

Director

Mr. Yegge received his degree in Business from the University of Florida. He was the co- founder of NexTrade Holdings, Inc. which provided investment services to individuals and institutions. The company eventually became one of the Top 50 Fastest growing companies in the US. As its CEO, Yegge was twice recognized as an Ernst & Young Entrepreneur of the Year finalist, received the Top 25 People to Watch award, and was recognized in the Top Forty Under Forty.

INVESTOR INVITATION

Over the last several years we have fine-tuned our process while remaining consistent with our overall mission. The market that we serve, blue-collar, Spanish speaking immigrants is a niche market that is substantial in size and continuing to grow. We are excited to grow with them, providing the professional and administrative services that they need, delivered to them in the way they prefer.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$520,000	43.3%
Leases	$187,500	15.6%
Office Build-Out/Furnishing	$75,000	6.3%
Technology	$10,000	0.8%
Software & Licenses	$2,500	0.2%
Compensation for Support Staff	$257,400	21.4%
Utilities	$18,000	1.5%
Advertising/Marketing	$24,000	2.0%
General Corporate Purposes	$46,800	3.9%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Grupo Zorro Inc.. This offering must reach its target of at least $10,000 by its offering deadline of December 6, 2024 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,972,000 shares
× $1 per share

$18,972,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on September 30, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Sep 30, 2024 • Primary offering of 1,200,000 shares at $1

Sep 30, 2024 • Filed Form C

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